E-SYNERGIES, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MAY 31, 2001

(Unaudited)

	e-Synergies, Inc. Consolidated	Xceed Acquisition		Pro forma Consolidating Entries	Pro forma e-Synergies, Inc.

ASSETS

Current Assets
Cash	$172,218	$-		$-	$172,218
Accounts receivable (net)	299,512	3,500,000		-	3,799,512
Due from affiliate	13,100	-		-	13,100
Prepaid expenses	1,350	73,801		-	75,151
Other current assets	36,640	-		-	36,640

Total current assets	522,820	3,573,801		-	4,096,621

Property and Equipment (net)	410,145	1,098,295		-	1,508,440

Other Assets
Investment in HealthStar Corp.	1,662,500	-		-	1,662,500
Intangible assets (net)	210,855	1,489,700	(1)	(279,319)	1,421,236
Refundable deposits	3,113	666,524		-	669,637

Total Other Assets	1,876,468	2,156,224		(279,319)	3,753,373

Total Assets	$2,809,433	$6,828,320		$(279,319)	$9,358,434

LIABILITES AND STOCKHOLDERS' EQUITY

Current Liabilities
Bank overdraft	$62,034	$-		$-	$62,034
Accounts payable and accrued expenses	1,023,286	97,052		-	1,120,338
Accrued payroll and related expenses	-	421,648		-	421,648
Current portion of long-term debt	18,127	-		-	18,127
Due to Affiliate	741,809	-		-	741,809
Notes payable, bank	-	3,000,000		-	3,000,000
Loans payable	46,429	-		-	46,429
Taxes withheld from wages	91,663	-		-	91,663
Other current liabilities	63,563	-		-	63,563

Total current liabilities	2,046,911	3,518,700		-	5,565,611

Long-Term Debt, net of current maturities	26,123	-		-	26,123

Minority Interest in Subsidiary	(135,600)	-		-	(135,600)

Total Liabilities	1,937,434	3,518,700		-	5,456,134

Stockholders' Equity
Common stock	155	-		-	155
Additional paid-in-capital	4,466,166	-		-	4,466,166
Retained earnings	(3,667,509)	3,309,620		(279,319)	(637,208)
Accumulated other comprehensive income	73,187	-		-	73,187

Total Stockholders' equity	871,999	3,309,620		(279,319)	3,902,300

Total Liabilities and Stockholders' Equity	$2,809,433	$6,828,320		$(279,319)	$9,358,434

(1)	To record the amortization of the intangible asset recorded as a result of the Xceed acquisition ($1,489,700) over a four year period.

E-SYNERGIES. INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED MAY 31, 2001

(Unaudited)

	e-Synergies, Inc. Consolidated	Xceed Acquisition	Pro forma Consolidating Entries	Pro forma e-Synergies, Inc. Consolidated

Revenues	$1,470,139	$18,215,378	$-	$19,685,517

Operating Expenses:
Cost of products sold	899,336	-	-	899,336
Direct expenses	1,011,028	10,611,963	-	11,622,991
Selling, general and administrative	1,946,277	8,155,449	-	10,101,726
Depreciation and amortization	131,799	6,711,928 (1)	279,319	7,123,046

	3,988,440	25,479,340	279,319	29,747,099

Operating Loss	(2,518,301)	(7,263,962)	(279,319)	(10,061,582)

Other Income (Expense):
Interest and dividend income	-	68,112	-	68,112
Interest expense	(28,773)	(5,383)	-	(34,156)
Loss from write-off of worthless investment in securities	(251,000)	-	-	(251,000)
Miscellaneous income	9,134	107,614	-	116,748

	(270,639)	170,343	-	(100,296)

Loss from continuing operations	(2,788,940)	(7,093,619)	(279,319)	(10,161,878)

Discontinued Operations
Loss from operations of disposed subsidiary	(219,822)	-	-	(219,822)

Loss Before Minority Interest and Extraordinary Item	(3,008,762)	(7,093,619)	(279,319)	(10,381,700)

Minority Interest In Loss of Subsidiary	105,261	-	-	105,261

Income Before Extrodinary Item	(2,903,501)	(7,093,619)	(279,319)	(10,276,439)

Extraordinary Item
Gain on sale of subsidiary, net of tax	1,085,850	-	-	1,085,850

Net Income (Loss)	$(1,817,651)	$(7,093,619)	$(279,319)	$(9,190,589)

Basic and Diluted Net Loss Per Common Share:
Income (loss) before extraordinary item	$(2.16)			$(7.39)
Extraordinary item	0.78			0.78

	$(1.38)			$(6.61)

Weighted Average Number of Common Shares Outstanding	1,390,762			1,390,762

E-SYNERGIES, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF AUGUST 31, 2000

(Unaudited)

	e-Synergies, Inc. Consolidated	Xceed Acquisition	Pro forma Consolidating Entries	Pro forma e-Synergies, Inc. Consolidated

ASSETS

Current Assets
Cash	$339,478	$-	$-	$339,478
Accounts receivable (net)	545,007	3,500,000	-	4,045,007
Unbilled services	168,819	-	-	168,819
Prepaid expenses	17,170	73,801	-	90,971
Miscellaneous receivables	57,995	-	-	57,995
Other current assets	12,271	-	-	12,271

Total current assets	1,140,740	3,573,801	-	4,714,541

Property And Equipment (net)	433,777	1,098,295	-	1,532,072

Other Assets
Intangible assets (net)	242,165	1,489,700	(372,425)	1,359,440
Investments	250,314	-	-	250,314
Due from affiliates	142,503	-	-	142,503
Other assets	26,291	666,524	-	692,815

Total Other Assets	661,273	2,156,224	(372,425)	2,445,072

Total Assets	$2,235,790	$6,828,320	$(372,425)	$8,691,685

LIABILITES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,337,028	$518,700	$-	$1,855,728
Short-term bank borrowings	94,186	-	-	94,186
Current portion of long-term debt	24,597	-	-	24,597
Notes payable - bank	-	3,000,000	-	3,000,000
Due to affiliates	110,490	-	-	110,490
Loans payable	7,097	-	-	7,097
Taxes withheld from wages	109,935	-	-	109,935
Deferred revenues	93,010	-	-	93,010
Other current liabilities	22,080	-	-	22,080

Total current liabilities	1,798,423	3,518,700	-	5,317,123

Long-Term Debt, net of current maturities	143,053	-	-	143,053

Minority Interest in Subsidiaries	(16,992)	-	-	(16,992)

Total Liabilities	1,924,484	3,518,700	-	5,443,184

Stockholders' Equity
Common stock	8,570	-	-	8,570
Additional paid-in-capital	3,238,431	-	-	3,238,431
Retained earnings	(2,917,526)	3,309,620	(372,425)	19,669
Accumulated other comprehensive income	(18,169)	-	-	(18,169)

Total stockholders' equity	311,306	3,309,620	(372,425)	3,248,501

Total Liabilities and Stockholders' Equity	$2,235,790	$6,828,320	$(372,425)	$8,691,685

(1)	To record the amortization of the intangible asset recorded as a result of the Xceed acquisition ($1,489,700) over a four year period.

E-SYNERGIES, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED AUGUST 31, 2000

(Unaudited)

	e-Synergies, Inc. Consolidated	Xceed Acquisition	Proforma Consolidating Entries	Pro forma e-Synergies, Inc. Consolidated

Revenues	$4,338,415	$81,940,417	$-	$86,278,832

Operating Expenses:
Cost of products sold	992,493	-	-	992,493
Cost of revenues	2,725,344	48,055,742	-	50,781,086
Selling, general and administrative	2,228,518	28,747,660	-	30,976,178
Depreciation and amortization	114,915	1,166,993 (1)	372,425	1,654,333

	6,061,270	77,970,395	372,425	84,404,090

Operating Income (Loss)	(1,722,855)	3,970,022	(372,425)	1,874,742

Other Income (Expense):
Equity earnings on investment	(686)	-	-	(686)
Miscellaneous income	7,531	(2,645,406)	-	(2,637,875)
Interest expense	(61,626)	(82,002)	-	(143,628)

	(54,781)	(2,727,408)	-	(2,782,189)

Income (Loss) Before Income Taxes and Minority Interest	(1,777,636)	1,242,614	(372,425)	(907,447)

Minority Interest In Income of Subsidiaries	(12,150)	-	-	(12,150)

Income (Loss) Before Income Taxes	(1,789,786)	1,242,614	(372,425)	(919,597)

Provision for Income Taxes	-	53,096		53,096

Net Income (Loss)	$(1,789,786)	$1,189,518	$(372,425)	$(972,693)